Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A Ordinary Shares, $0.0001 par value per share, of MoneyHero Limited. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013

By:	/s/ Elizabeth Honig
Elizabeth Honig, Sole Trustee
Date:	09/29/2026

Elizabeth Honig

By:	/s/ Elizabeth Honig
Elizabeth Honig
Date:	09/29/2026

HONIG JONATHAN

By:	/s/ Jonathan Honig
Jonathan Honig
Date:	09/29/2026